                                                                     EXHIBIT 2.3

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     THIS FIRST AMENDMENT, dated October 21, 1998 ("Amendment"), to the Agreement and Plan of Merger (the "Original Agreement"), dated June 12, 1998, among Nationwide Electric, Inc., a Delaware corporation ("NEI"), Henderson Electric Company, Inc., a Kentucky corporation (the "Company"), and the shareholders of the Company ("Shareholders") identified in Schedule A to the Original Agreement and executing counterparts of this Agreement (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Original Agreement).

     WHEREAS, NEI has determined not to conduct its IPO of its common stock at this time; and

     WHEREAS, notwithstanding the decision not to proceed with the IPO at this time, the parties to the Original Agreement desire to proceed with the merger of the Company into NEI, pursuant to which Company Stock will be exchanged for cash and stock of NEI in accordance with the terms and conditions of the Original Agreement as amended by this Amendment; and

     WHEREAS, in lieu of the IPO, NEI has determined to conduct a private offering of its securities, a portion of the proceeds of which will be used to provide cash necessary to consummate the transactions contemplated by the NEI Plan of Organization.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree to amend the Agreement as follows:

     1. Amendment to Article I. Article I of the Agreement is hereby amended as follows:

          (a)  The following shall be added to such Article I:

          "Private Offering Memorandum" shall mean the private offering memorandum, dated September 29, 1998, prepared by NEI in connection with the offering of capital stock of NEI in an offering which will be exempt from the registration requirements of the 1933 Act, as it may be amended to reflect negotiations between the proposed purchasers of such stock.

          "Purchasers" shall mean the prospective purchasers of stock of NEI offered pursuant to the Private Offering Memorandum.

          "Series B Convertible Preferred Stock" shall mean the Series B Convertible Preferred Stock, par value $.01 per share, of NEI.

          "Series C Convertible Preferred Stock" shall mean the Series C Convertible Preferred Stock, par value $.01 per share, of NEI.

          (b) All references to the Registration Statement" and/or the "Prospectus" (except as either of those terms may be used in the Agreement without initial capital letters) shall be deleted and replaced by the "Private Offering Memorandum."

          (c) The following definitions as set forth in the Original Agreement shall be deleted in their entirety and the following definition shall be substituted in lieu thereof:

          "Other Founding Company" shall mean The Allison Company, a Georgia corporation.

          "NEI Plan of Organization" shall mean the acquisition or merger of the Founding Companies by or into NEI or its subsidiaries.

          (d) The following definitions set forth in the Original Agreement shall be deleted in their entirety: "IPO," "Pricing" and "Underwriters."

     2. Amendment to Section 2.6. Section 2.6 of the Agreement is amended by deleting the first sentence of Section 2.6 of the Original Agreement in its entirety and substituting in lieu thereof the following sentence:

     The aggregate Merger Consideration to be received by the Shareholders in exchange for the Company Stock shall consist of cash and shares of NEI Stock determined in accordance with SCHEDULE 2.6 attached hereto; provided however, that the actual number of shares of NEI Stock shall be based upon a value of $12.00 per share of NEI Stock, rounded up to the nearest whole share; provided further, that if the price per share in NEI's next round of financing subsequent to the private placement to Kansas City Power & Light Company or its affiliates, whether in a private placement or an initial public offering (the "Price") is less than $12.00 per share, then an additional number of shares shall be issued to the Shareholders, in the same proportions set forth above, as if such Price had been used in making the computation in the immediately preceding clause, less the number of shares of NEI Stock issued pursuant to the Merger.

     3. Amendment to Section 2.9. Section 2.9 of the Agreement is amended by deleting the clause "which may be prior or subsequent to the Pricing," in the first sentence of Section 2.9 of the Original Agreement.

     4. Amendment to Section 2.10. Section 2.10 of the Agreement is amended by deleting the clause "which shall be not later than 15 days after the closing of the IPO," in the first sentence of Section 2.10 of the Original Agreement.

     5. Deletion of Section 2.11. Section 2.11 of the Original Agreement is deleted in its entirety.

     6. Amendment to Section 2.13. Section 2.13 of the Agreement is amended by deleting the clause "244 shares of the Company Stock" in the first sentence of
Section 2.13 of the Original Agreement and replacing it with "150 shares of the Company Stock."

     7. Amendment to Section 2.15. Section 2.15 of this Agreement is amended by deleting the second sentence of Section 2.15 of the Original Agreement and replacing it with the following sentence:

     Within thirty (30) days after the Merger Date, NEI shall pay as additional Merger Consideration an amount equal to 100% of the after-tax income of the Company for the period from August 15, 1998 through the Merger Date, which amount shall be paid pro rata among the Shareholders in accordance with their respective Company Stock ownership; provided that 5% of such amount shall be reserved by NEI and retained in the Basket in accordance with the provisions relating thereto in Section 2.6.

     8. Amendment to Section 3.23.2. Section 3.23.2 of the Agreement is amended by deleting the first sentence of Section 3.23.2 of the Original Agreement in its entirety and substituting in lieu thereof the following sentence:

     If, prior to the Merger Date, the Company or any Shareholder becomes aware of any fact or circumstance which would affect in any material respect the accuracy of a representation or warranty of the Company or the Shareholders in this Agreement or a representation or disclosure with respect to the Company or the Shareholders in the Private Offering Memorandum, the Company and the Shareholders shall immediately give notice of such fact or circumstance to NEI.

     9. Amendment to Section 3.24. Section 3.24 of the Agreement is amended by deleting the first sentence of Section 3.24 of the Original Agreement in its entirety and substituting in lieu thereof the following sentence:

          3.24 Acknowledgment. The Shareholders acknowledge and agree: (a) that there exists no firm commitment, binding agreement or promise of any kind, express or implied, that the offering described in the Private Offering Memorandum will be consummated; (b) that neither NEI or any of its officers, directors, agents or representatives nor any Purchasers shall have any liability to the Company, the Shareholders or any other Person for any failure of the private offering described in the Private Offering Memorandum to be consummated or the failure of NEI to sell its securities in such offering at a particular price or within a particular range of prices or to occur at all; (c) that NEI has not committed to pay any dividends on the NEI Stock and that, in all likelihood, no dividends will be paid on the NEI Stock in the foreseeable future;

     (d) that there is no guaranty the NEI Stock will appreciate or not depreciate in value, that an active market will exist for the NEI Stock, or that the Shareholders will be able in the future to sell their NEI Stock at a price equal to or greater than the offering price described in the Private Offering Memorandum; and (e) that the decision of the Shareholders to enter into this Agreement and to exchange the Company Stock for NEI Stock and cash has been made independent of, and without reliance upon, any statements, opinions, communications or due diligence investigations made or performed by any Purchasers.

     10. Amendment to Section 4.3. Section 4.3 of the Agreement is hereby amended by deleting the first sentence of Section 4.3 of the Original Agreement in its entirety and substituting in lieu thereof the following sentence:

     The authorized capital stock of NEI consists of (a) 30,000,000 shares of voting common stock, par value $.01 per share, (b) 1,200,000 shares of Class A Nonvoting Common Stock, par value $.01 per share, (c) 1,250,000 shares of Class B Nonvoting Common Stock, par value $.01 per share, and (d) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which 6,000 shares have been designated Series A Nonvoting Convertible Preferred Stock, 1,000,000 shares have been designated Series B Convertible Preferred Stock and 1,000,000 shares have been designated Series C Convertible Preferred Stock, and all such shares are free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind.

     11. Amendment to Section 4.4. Section 4.4 of the Agreement is hereby amended by deleting Section 4.4 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 4.4:

          4.4 Transactions in Capital Stock. Except as otherwise contemplated with respect to (i) the Other Agreements and the rights and privileges associated with the 6,000 shares of Series A Nonvoting Convertible Preferred Stock, 500,000 shares of Series B Preferred Stock, 1,089,999 shares of Class A Nonvoting Common Stock and 1,000,000 shares of Class B Nonvoting Common Stock issued to KLT Energy Services, Inc. and Reardon Capital, LLC, (ii) the shares of Series C Preferred Stock available for issuance upon exchange of NEI Stock being offered to the shareholders of the Founding Companies, (iii) as contemplated by the Private Offering Memorandum, including, without limitation, the grant and exercise of options to employees of Nationwide and its subsidiaries, and (iv) in connection with any future acquisitions, mergers or financings which may be conducted by NEI or its subsidiaries: (a) there are no options, warrants, calls, conversion rights or commitments of any kind which obligate NEI to issue any of its authorized but unissued capital stock; and (b) NEI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or any interest therein nor any obligation to pay any dividend or make any distribution in respect of any of its capital stock.

     12. Amendment to Section 4.8.3. Section 4.8.3 of the Agreement is hereby amended by deleting clauses (a) and (b) of Section 4.8.3 set forth in the Original Agreement in their entirety.

     13. Deletion of Section 4.13. Section 4.13 of the Original Agreement is deleted in its entirety.

     14. Amendment to Section 5.1. Section 5.1 of the Agreement is hereby amended by deleting Section 5.1 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 5.1:

          5.1 Access. Shareholders and the Company shall permit NEI and its representatives and the Purchasers and their representatives to perform such inspections, investigations and due diligence with respect to the Company, its assets, business and financial condition, as NEI or the Purchasers deem advisable. Shareholders and the Company shall provide NEI and its representatives and the Purchasers and their representatives full access to and an opportunity to inspect all properties, facilities, books, records, accounts, contracts and documents of the Company, and shall make themselves, their counsel and the officers of the Company available to NEI and the Purchasers and otherwise cooperate with NEI's and the Purchasers' due diligence investigations. Shareholders and the Company shall furnish NEI and its representatives and the Purchasers and their representatives all information with respect to the business and affairs of the Company as NEI or the Purchasers reasonably request. Shareholders and the Company shall permit NEI and the Purchasers to have access to other third parties, including contractors, suppliers and bankers with which the Company does business, as reasonably required for verification of any information obtained by NEI or the Purchasers during their due diligence investigation, provided such investigation is conducted only in the presence of representatives of the Company and at times reasonably acceptable to the Company. Shareholders and the Company shall permit NEI to conduct appraisals of the Company's equipment and/or real estate at NEI's expense. NEI will coordinate such due diligence investigations with Shareholders to avoid disruption or undue interference with the operations of the Company. Shareholders shall deliver to NEI copies of all environmental audits, risk assessments and other investigations performed with respect to the Company or its assets at any time prior to the Merger Date. Notwithstanding the foregoing, the representations and warranties in Article III shall not be affected by any due diligence investigation conducted by NEI, the Purchasers or their respective representatives. NEI will promptly advise the Company and Shareholders if it learns of any facts which conflict with any of the representations and warranties made by the Company and Shareholders herein.

     15. Amendment to Section 5.16. Section 5.16 of the Agreement is hereby amended by deleting Section 5.16 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 5.16:

          5.16 Cooperation in Preparation of Private Offering Memorandum. The Company and the Shareholders shall furnish or cause to be furnished to NEI all information concerning the Company and the Shareholders required for inclusion in, and will cooperate with NEI in the preparation of, the Private Offering Memorandum (including audited and unaudited historical and pro forma financial statements prepared in accordance with GAAP, in form suitable for inclusion in the Private Offering Memorandum). The disclosure of information with respect to the Company and the Shareholders in the Private Offering Memorandum and in the conduct of the offering described therein shall not constitute a violation of any confidentiality agreement, including Section 11.2 of this Agreement, among the parties hereto. All information and disclosures provided by Shareholders or the Company in accordance with this Section 5.16 shall be subject to the provisions of Sections 3.23, 3.24 and 3.26 hereof. The Company and the Shareholders agree promptly to advise NEI if at any time prior to the Merger Date they discover that any information contained in the Private Offering Memorandum concerning the Company or the Shareholders becomes inaccurate or incomplete in any material respect, and to provide the information needed to correct any such inaccuracy.

     16. Amendment to Section 5.17. Section 5.17 of the Agreement is hereby amended by deleting Section 5.17 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 5.17:

          5.17 Authorized Capital. Prior to the Merger Date, NEI shall maintain its authorized capital stock as set forth in Section 4.3 hereof.

     17. Amendment to Section 6.3. Section 6.3 of the Agreement is hereby amended by deleting Section 6.3 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 6.3:

          6.3 No Litigation. No action or proceeding before any court or governmental agency shall have been instituted or threatened to restrain or prohibit the Merger or the private offering described in the Private Offering Memorandum.

     18. Deletion of Section 6.4. The second sentence of Section 6.4 of the Original Agreement is deleted in its entirety.

     19. Deletion of Section 6.5. Section 6.5 of the Original Agreement is deleted in its entirety.

     20. Amendment to Section 6.8. Section 6.8 of the Agreement is hereby amended by deleting Section 6.8 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 6.8:

          6.8 Opinion of Counsel. Shareholders shall have received from NEI's counsel a written opinion, dated as of the Merger Date, in substantially the form attached hereto as Schedule 6.8.

     21. Amendment to Section 7.6. Section 7.6 of the Agreement is hereby amended by deleting Section 7.6 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 7.6:

          7.6 Employment Agreements. NEI or its Affiliate shall have entered into Employment Agreements acceptable to NEI with Rod Henderson and Bruce Henderson in accordance with the terms recited in Section 6.4, and shall have made such other arrangements with respect to the Company's key employees as NEI deems advisable.

     22. Amendment to Section 7.8. Section 7.8 of the Agreement is hereby amended by deleting Section 7.8 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 7.8:

          7.8 Opinion of Counsel for Shareholders. NEI shall have received from Shareholders' counsel a written opinion, dated as of the Merger Date, in substantially the form attached hereto as Schedule 7.8.

     23. Amendment to Section 7.11. Section 7.11 of the Agreement is hereby amended by deleting Section 7.11 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 7.11:

          7.11 No Litigation. No action or proceeding before any court or governmental agency shall have been instituted or threatened to restrain or prohibit the Merger or the private offering described in the Private Offering Memorandum.

     24. Amendment to Section 7.14. Section 7.14 of the Agreement is hereby amended by deleting Section 7.14 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 7.14:

          7.14 Other Founding Company. NEI shall have entered into the Other Agreement with the Other Founding Company and the closing of Other Agreement with the Other Founding Company shall have occurred, or shall occur simultaneously with Closing of this Agreement.

     25. Deletion of Section 7.16. Section 7.16 of the Original Agreement is deleted in its entirety.

     26.  New Section 8.4.  The Agreement is amended by adding the following new
Section 8.4:

          8.4 Exchange Right. If on or before December 31, 1999, NEI has not consummated an initial public offering of its NEI Stock, the Shareholders shall have the right to exchange their shares of NEI Stock received pursuant to the Merger for an equal number of shares of Series C Convertible Preferred Stock upon the surrender to NEI of the certificates evidencing such shares of NEI Stock endorsed in blank. Upon receipt of such certificates from a Shareholder endorsed in blank, NEI shall promptly deliver to such Shareholder a certificate evidencing an equal number of shares of Series C Convertible Preferred Stock.

     27.  Amendment to Section 9.1.  Clause (c) of the first sentence of Section
9.1 of the Agreement is hereby amended by deleting such clause in the Original Agreement in its entirety and substituting in lieu thereof the following new clause (c) to the first sentence of Section 9.1:

     (c) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of material fact relating to the Company or the Shareholders which was based upon information provided to NEI or its counsel by the Company or the Shareholders and contained in the Private Offering Memorandum, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to the Company or the Shareholders required to be stated therein or necessary to make the statements therein not misleading; provided, that such indemnity shall not inure to the benefit of NEI to the extent such untrue statement (or alleged untrue statement) was made in, or omission (or alleged omission) occurred in, any preliminary draft of the Private Offering Memorandum and the Shareholders provided written corrected information to NEI for inclusion in the final Private Offering Memorandum and such information was not so included, and provided further, that no Shareholder shall be liable for any indemnification pursuant to this
     Section 9.1(c) to the extent solely attributable to a breach of any representation, warranty or agreement made by any other Shareholder;

     28.  Amendment to Section 9.2.  Clause (c) of the first sentence of Section
9.2 of the Agreement is hereby amended by deleting such clause in the Original Agreement in its entirety and substituting in lieu thereof the following new clause (c) to the first sentence of Section 9.2:

     (c) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation, at common law or otherwise arising out of or based upon any untrue statement or alleged untrue statement of material fact relating to NEI or any of the Other Founding Company contained in the Private Offering Memorandum or arising out of or based upon any omission or alleged omission to state therein a material fact relating to NEI or any of the Other Founding Company required to be stated therein or necessary to make the statements therein not misleading, except to the extent such statement or omission relates to the Company or the Shareholders;

     29. Amendment to Section 10.1. Section 10.1 of the Agreement is hereby amended by deleting Section 10.1 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 10.1:

          10.1 Termination. This Agreement may be terminated at any time prior to the Merger Date, but only:

               10.1.1 By the mutual written consent of NEI and the Shareholders;

               10.1.2 By the Shareholders and the Company if the applicable conditions set forth in Article VI hereof have not been satisfied or waived by December 31, 1998;

               10.1.3 By NEI if the applicable conditions set forth in Article VII hereof have not been satisfied or waived by December 31, 1998; or

               10.1.4 By NEI if NEI in its sole discretion elects not to consummate the securities offering described in the Private Offering Memorandum or if NEI in its sole discretion elects not to proceed with the NEI Plan of Organization.

     30. Amendment to Section 11.2.1. Section 11.2.1 of the Agreement is hereby amended by deleting Section 11.2.1 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 11.2.1:

          11.2.1 Shareholders jointly and severally agree that they shall not disclose to any Person (other than NEI and its representatives and the Purchasers and their representatives) nor use for any purpose (other than in connection with the offering described in the Private Offering Memorandum or the conduct of the Company's business prior to the Merger Date or pursuant to any subpoena or order of any court or administrative agency) any confidential information, trade secrets, customer lists, price lists, bids, technical know-how or other confidential or proprietary information of or with respect to the Company, whether or not marked or specifically identified as confidential.

     31. Amendment to Section 14.1. Section 14.1 of the Agreement is amended by adding the following clause (c) to the end of the first sentence of Section
14.1 of the Original Agreement:

     or, (c) a registration statement filed with the SEC pursuant to the 1933 Act in connection with NEI's initial public offering.

     32. Amendment to Section 14.6.1. Section 14.6.1 of the Agreement is hereby amended by deleting Section 14.6.1 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 14.6.1:

          14.6.1 Make current public information regarding NEI available as contemplated in Rule 144 under the 1933 Act for a period of five years beginning 90 days following the effective date of the registration statement filed with the SEC pursuant to the 1933 Act in connection with NEI's initial public offering.

     33. Amendment to Section 15.3. The addresses and facsimile numbers for notice pursuant to Section 15.3 of the Agreement for NEI are amended in their entirety by substituting in the following addresses and facsimile numbers:

          If to NEI:       Nationwide Electric, Inc.
                           250 Marquette, Suite 125
                           Minneapolis, MN  55401-2188
                           FAX: (612) 371-8036
                           Attn: President

          with a copy to:  Stinson, Mag & Fizzell, P.C.
                           1201 Walnut Street, Suite 2800
                           Kansas City, MO 64106
                           FAX: (816) 691-3495
                           Attn: John A. Granda, Esq.

     34. Amendment to Schedules. Schedules A, 2.6, 3.1, 3.3, 3.4, 3.6.2, 3.10.1, 3.10.3, 3.10.6 and 5.3 of the Agreement are hereby amended by deleting such Schedules attached to the Original Agreement in their entirety and substituting in lieu thereof the new Schedules A, 2.6, 3.1, 3.3, 3.4, 3.6.2, 3.10.1, 3.10.3, 3.10.6 and 5.3 attached hereto. Schedules 3.6.1 and 3.13.1 of the Agreement are hereby amended by adding to such Schedules the new Schedules
3.6.1 and 3.13.1 attached hereto. Schedule 3.10.2 of the Agreement is hereby amended by deleting the first two pages of such Schedule in its entirety and substituting in lieu thereto the new Schedule 3.10.2, with no amendment or deletion of the pages following the second page of such Schedule attached to the Original Agreement.

     35. Waiver of Certain Consents. The Shareholders hereby waive as a condition under Section 6.7 of the Agreement to their obligations on the Merger Date, of and NEI hereby waives as a condition under Section 7.18 of the Agreement, the receipt by the Company of consents to the merger from Toyota Motor Manufacturing North America, Inc., Haden, Inc., and H K Systems, Inc.

     36. Full Force and Effect. All provisions of the Original Agreement not specifically affected by this Amendment shall remain in full force and effect without alteration or modification.

Sections of the Original Agreement which are deleted by this Amendment shall remain intentionally omitted and no renumbering of subsequent Section headings shall be made.

     37. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

                                        NATIONWIDE ELECTRIC, INC.


                                        By: /s/ Gregory J. Orman
                                            ------------------------------------
                                                                           "NEI"



                                        HENDERSON ELECTRIC COMPANY, INC.


                                        By: /s/ Rodney Henderson
                                            ------------------------------------
                                                                   The "Company"


                                        SHAREHOLDERS:


                                        /s/ Rodney Henderson
                                        ----------------------------------------
                                        Rodney Henderson


                                        /s/ Bruce Henderson
                                        ----------------------------------------
                                        Bruce Henderson

                                 SCHEDULE 2.6

                             MERGER CONSIDERATION


          TOTAL AGGREGATE MERGER CONSIDERATION           $11,835,026
              Cash/(1)(2)/                                $5,305,767
              NEI Stock                                   $6,250,008
              Basket                                        $279,251






-----------------------

/(1)/ This amount takes into account $6,912,331 which was the consolidated book value of the Company as of March 31, 1998 (computed in accordance with GAAP, after reflecting the entries related to consummation of the redemption transaction referred to in Section 2.13 (without taking into account the Tax consequences thereof) and after deducting the Company's investment in Eagle Electric Company, Inc. in the amount of $518,445). The Shareholders and NEI have agreed that to the extent such amount is greater than $6,577,305, the cash portion of the Merger Consideration shall be increased by the amount of such excess. Accordingly, the cash portion of the Merger Consideration is equal to $5,250,000 plus $335,018.

/(2)/     Subject to increase in accordance with the provisions of Section 2.15.